LMP Income Trust
LMP Inflation Management Fund (N4Q8)
LMP Short Duration Municipal Income Fund (N4Y4)

Item 77Q-1

Registrant incorporates by reference Registrant's Supplement dated 12/19/07 to the Prospectus and SAI of the Fund, dated 04/16/07.
SEC Accession No. (000119312507268203)